Year End 2011 Investor Update
March 15, 2012

Intersections Corporate Overview
Statements in this presentation relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” These forward-
looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements. Factors and uncertainties that may cause actual results to differ include, but are not limited to, the risks disclosed in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to revise or update any forward-looking statements.

LTM Adjusted EBITDA ($MM)
$60
$50
$40
$30
$20
$10
$0
$22.0
$29.7
$36.0
$47.4
$53.9
$54.4
$54.9
$52.1
Q1 '10
Q2 '10
Q3 '10
Q4 '10
Q1 '11
Q2 '11
Q3 '11
Q4 '11

INTERSECTIONS INC.

About Intersections Inc.
Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections’ services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY
GUARD® brand, and through the company’s exclusive partnership with ITAC, the Identity Theft
Assistance Center. Since 1996, Intersections has protected the identities of more than 34 million consumers.
Founded:	1996
NASDAQ Symbol:	INTX
Headquarters:	Chantilly, VA
Employees:	987
Consumers Protected To Date:	More than 34 million
Adjusted EBITDA From Continuing Operations *
($ millions)
* Latest Twelve Months (LTM) consolidated adjusted EBITDA from continuing operations before share related compensation. Q4 2011 included approximately $2.3 million in severance.
Fast Facts

Year End 2011 Investor Update
Investor Update

► $31.7 million returned to shareholders in 2011 through:
 o $19.6 million from repurchased shares; and,
 o $12.1 million in regular quarterly dividends.
► In June 27, 2011 Intersections was added to the U.S. broad-based Russell 2000 Index, the Russell 3000
 Index, and the Russell Global Index.
► On March 9, 2012 Intersections’ paid our 7th consecutive quarterly cash dividend of $.20 per common share. Based on the closing price on March 14, 2012 of $12.49 this represents an effective annual yield of approximately 6.4%.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Year End 2011 Investor Update
Consolidated Highlights
► Revenue for 2011 was $373.0 million, a new record and an increase of 2.4 percent from 2010.
► Adjusted EBITDA before share related compensation was $52.1M for the full year of 2011, a new record and an increase of 9.8 percent from 2010.
 o Includes an estimated $2.3 million in severance expenses recorded in the 4th Quarter of 2011.
► Income from continuing operations was $18.6 million for the full year of 2011 an increase of 25 percent compared to $14.9 million in 2010.
 o Diluted earnings per share from continuing operations increased by 20 percent to $0.97 per share in 2011.
 o Includes a net gain of $1.4 million from a litigation settlement in the 4th Quarter of 2011.
► Intersections generated $35.5 million in cash flow from operations, including $6.3 million in the fourth quarter of 2011.
 o We ended 2011 with $30.8 million in cash and equivalents.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Consumer Product and Services (CP&S) Highlights
►The CP&S segment accounted for over 99 percent of Intersections full year 2011 revenue, and generated all of our earnings in 2011 offset by loses in the two smaller reporting segments.

►Subscribers increased to over 4.9 million as of the end of 2011, an increase of over 19 percent from the
4.2 million subscribers at of the end of 2010. Two important subscriber trends were:
 o 60 percent of new subscriber additions in 2011 were indirect, up from 41 percent in 2010; and,
 o Our Overall Retention rate improved to 72.2 percent for 2011, up from 62.9 percent in 2010
►Revenue from our CP&S segment for 2011 was $369.7 million, an increase of 2.2 percent from 2010.
 o The increase was primarily from a new, large indirect client, as well as growth from several existing clients and increased revenue from our own direct to consumer business.
►Income from operations from our CP&S segment for 2011 was $32.9 million, an increase of 14.5 percent from 2010, which was due to:
 o Growth in revenue and lower marketing and commission costs; partially offset by,
 o Increased G&A expenses, data and serving costs, and a higher number of new subscriber additions.
Please see the company’s release and website at www.intersections.com for additional details on quarterly results.

Year End 2011 Investor Update

Please see the company’s release and website at www.intersections.com for additional details on quarterly results.
* Consolidated adjusted EBITDA from continuing operations before share related compensation.
FY 2012 as of 3/15/2012
Revenue	$330 to $340 million
Adj. EBITDA *	$55 to $58 million
Year End 2011 Investor Update
Full Year 2012 Guidance

Corporate Headquarters
Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, VA 20151
Toll-free: 800.695.7536
www.intersections.com
NASDAQ : INTX
Investor Relations
Eric Miller
Senior Vice President
Corporate Finance and Investor Relations
Tel: 703.488.6100
emiller@intersections.com